Exhibit 99.B(d)(2)

INVESTMENT ADVISORY CONTRACT

Investment Advisory Contract (this “Contract”) dated as of December [2], 2009 between PAX WORLD FUNDS SERIES TRUST I, a Massachusetts business trust (the “Trust”), and PAX WORLD MANAGEMENT CORP., a Delaware corporation (the “Manager”).

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                                       SERVICES TO BE RENDERED BY THE MANAGER.

(a)                                  The Manager, at its expense, will furnish continuously an investment program for ESG Managers Aggressive Growth Portfolio, ESG Managers Growth Portfolio, ESG Managers Moderate Portfolio and ESG Managers Conservative Portfolio (each, a “Fund”), each a series of the Trust, will determine what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested and shall, on behalf of each Fund, make changes in such investments.

(1)                                  The Manager may, with the prior approval of the Trustees of the Trust (the “Trustees”) in accordance with Section 15(c) of the Investment Company Act of 1940 as amended (the “1940 Act”), and subject to the conditions contained in the following two sentences, employ one or more persons or entities (i) to provide asset allocation and portfolio construction services to the Funds (the “Lead Sub-Adviser”) and (ii) to serve as sub-advisers to one or more Funds (each, a “Sleeve Sub-Adviser”) to manage a portion of a Fund’s assets allocated to such Sleeve Sub-Adviser (the “Allocated Assets”) and the Manager may delegate any of its investment advisory responsibilities hereunder to any such Lead Sub-Adviser or Sleeve Sub-Adviser.

(2)                                  Until such time as the Trust obtains an order of exemption from the shareholder approval provisions of Section 15(a) of the 1940 Act from the Securities and Exchange Commission (the “SEC”), the Manager’s appointment of a sub-adviser will be subject to the prior approval of the shareholders of each applicable Fund, to the extent required by said Section 15(a).  Such shareholder approval will not be required to employ sub-advisers for the Funds, if the Trust obtains exemptive relief from the SEC permitting the Manager to employ sub-advisers without shareholder approval (a “Manager of Managers Structure”) and/or the SEC adopts an exemptive rule authorizing the employment of a Manager of Managers Structure.

(3)                                  Subject always to the control of the Trustees of the Trust (the “Trustees”), the Manager will also manage, supervise and conduct the other affairs and business of each Fund, and matters incidental thereto.  In the performance of its duties, the Manager will comply with the provisions of applicable law, the Agreement and Declaration of Trust and Bylaws of the Trust and the stated investment objectives and policies of each Fund, and will use its best efforts to safeguard and promote the welfare of each Fund and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

(b)                                 The Manager, at its expense, will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for each Fund; and (3) all necessary administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of each Fund, including determination of each Fund’s net asset value, but excluding shareholder accounting services.  Except as otherwise provided in Section l(d), the Manager will pay the compensation, if any, of the officers of each Fund carrying out the investment management and related duties provided by this Contract.

(c)                                  The Manager, at its expense, shall place all orders for the purchase and sale of portfolio investments for each Fund’s account with brokers or dealers selected by the Manager.  In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.  In using its best efforts to obtain for each Fund the most favorable price and execution available, the Manager, bearing in mind the relevant Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions.  Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d)                                 Each Fund will pay the fees, if any, of the Trustees.

(e)                                  The Manager shall not be obligated to pay any expenses of or for a Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 4.

2.                                       OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, the Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund.  It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business.

3.                                       COMPENSATION TO BE PAID BY EACH FUND TO THE MANAGER.

Each Fund will pay to the Manager, as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a), (b) and (c) of Section 1, a fee as described in SCHEDULE A.

In the event that expenses of a Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of excess by a reduction or refund thereof.  In the event that the expenses of a Fund or of a class thereof exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of the Fund (or said class, as the case may be) to the extent required by the terms and conditions of such expense limitation.

4.                                       ASSIGNMENT TERMINATES THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment.

5.                                       EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a)                                  Either party hereto may at any time terminate this Contract by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b)                                 If (i) the Trustees, or the shareholders of a Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Contract, then this Contract shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later.

Action by a Fund under clause (a) above may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Contract pursuant to this Section 6 will be without the payment of any penalty.

6.                                       CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder , subject, however, to such exemptions as may be granted by the SEC under the 1940 Act and as may be interpreted by the staff of the SEC; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

7.                                       NON-LIABILITY OF THE MANAGER.

The Manager shall give each Fund the benefit of its best judgment and efforts in rendering the services set forth herein.  In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to a Fund or to any shareholder of a Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.                                       LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Contract is executed on behalf of the Trustees as trustees of the Trust and not individually and that the obligations of or arising out of this Contract are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant Fund and that any claim brought by Lead Sub-Adviser against any Fund, its Trustees or its shareholders shall be satisfied exclusively out of the assets of that Fund.

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IN WITNESS WHEREOF, PAX WORLD FUNDS SERIES TRUST I and PAX WORLD MANAGEMENT CORP. have each caused this Contract to be signed in duplicate in its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

PAX WORLD FUNDS SERIES TRUST I

By:	/s/ Maureen Conley
Name:	Maureen Conley
Title:	Secretary

PAX WORLD MANAGEMENT CORP.

By:	/s/ Joseph F. Keefe
Name:	Joseph F. Keefe
Title:	President and Chief Executive Officer

[Signature Page for Investment Advisory Contract]

SCHEDULE A

Fee Schedule

For purposes of this Fee Schedule, average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month while this Contract is in effect.  Such fee shall be payable for each month within 15 days after the end of such month and shall commence accruing as of the date of the initial issuance of shares of each Fund to the public.  If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

1.             ESG Managers Aggressive Growth Portfolio

For services rendered as described in this Contract, ESG Managers Aggressive Growth Portfolio shall pay the Manager a fee, computed and paid monthly, at the annual rate of [0.90]% of average net asset value of the Fund.

2.             ESG Managers Growth Portfolio

For services rendered as described in this Contract, ESG Managers Growth Portfolio shall pay the Manager a fee, computed and paid monthly, at the annual rate of [0.85]% of average net asset value of the Fund.

3.             ESG Managers Moderate Portfolio

For services rendered as described in this Contract, ESG Managers Moderate Portfolio shall pay the Manager a fee, computed and paid monthly, at the annual rate of [0.80]% of average net asset value of the Fund.

4.             ESG Managers Conservative Portfolio

For services rendered as described in this Contract, ESG Managers Conservative Portfolio shall pay the Manager a fee, computed and paid monthly, at the annual rate of [0.75]% of average net asset value of the Fund.